Preferred Series A-1 Exchange Offering © 2022 Greystone & Co. II LLC. Confidential. All rights reserved. Issuer Free Writing Prospectus Dated March 9, 2023 Filed Pursuant to Rule 433 Registration No. 333-255475

Important Information Forward-Looking Statements This presentation incorporates information from a prospectus dated April 15, 2022, filed by Greystone Housing Impact Investors, L.P. (formerly America First Multifamily Investors, L.P.; the "Partnership") with the Securities and Exchange Commission for the offering to which this communication relates (the “Prospectus”) and contains forward-looking statements. All statements in this document other than statements of historical facts, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” beginning on page 21 of the Prospectus and page 17 of our Annual Report on Form 10-K for the year ended December 31, 2022. These forward-looking statements are subject to various risks and uncertainties and Greystone Housing Impact Investors, L.P. expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Disclosure Regarding Non-GAAP Measures This document refers to certain financial measures that are identified as non-GAAP. The Partnership believes that these non-GAAP measures are helpful to investors because they are the key information used by management to analyze the Partnership’s operations. This information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of Non-GAAP measures to the most comparable GAAP measures can be found in Addendum C of this presentation. © 2022 Greystone & Co. II LLC. Confidential. All rights reserved.

Important Notices Free Writing Prospectus Statement Greystone Housing Impact Investors, L.P. (“we,” “us,” “our,” or the “Partnership”) has filed a registration statement on Form S-4 (including a prospectus) and a post-effective amendment no. 1 to the Form S-4 (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. The original registration statement on Form S-4 was declared effective by the SEC on July 6, 2021, and the post-effective amendment no.1 to the Form S-4, which contains the current prospectus, was declared effective by the SEC on April 13, 2022.   Before you invest, you should read the prospectus in the Registration Statement and other documents the Partnership has filed with the SEC for more complete information about the Partnership and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Partnership will arrange to send you the prospectus if you request it by calling (855) 428-2951. Additional Disclosures There is no guarantee that any specific outcome will be achieved in connection with your investment in the Partnership. An investment in our Series A-1 Preferred Units involves risks. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information in the “Risk Factors” section of the prospectus included in the post-effective amendment no.1 to the Registration Statement, which was declared effective by the SEC on April 13, 2022. © 2022 Greystone & Co. II LLC. Confidential. All rights reserved.

Preferred Units – Performance Summary Investment Thesis: To provide US depository institutions with an investment likely to receive positive Community Reinvestment Act (“CRA”) consideration, while generating income, distributing cash and providing an allocation of investment capital to specific Community Development Investments (“CDI”), while reducing risk through portfolio diversification and seniority within the fund capital stack. Preferred Series A Unit Performance Summary: $139.5 million of Preferred Capital allocated as of March 1, 2023 $94.5 million of Series A Preferred where five Investors made nine separate rounds of investment $37 million of Series A Preferred Units exchanged for Series A-1 Preferred Units to date and allocated to new CRA eligible investments $8 million of new Series A-1 Preferred Units issued All Preferred Unit distributions have been made in full and on time CRA allocations managed across multiple allocation requests while ensuring no allocation overlap From the initial Preferred Unit Investment in Q1 2016 through Q4 2022*, the Partnership provided financing: For 50 additional Community Development Investments In 10 states and 30 different counties Representing 7,679 Total Units *Please see Addendum B: Community Development Investments Q1 2016 – Q4 2022

Series A Preferred Unit Holder Options © 2022 Greystone & Co. II LLC. Confidential. All rights reserved. Series A-1 Preferred Unit Exchange New Investment Credit New CRA Allocations Materially similar terms to Series A Senior Security 3% Rate Investor Optional Redemption on 6th Anniversary No Fees Investor Optional Redemption Return of investment capital Release CRA Allocations Series A Preferred Unit Continue to Hold Continue to receive distributions Maintain CRA allocations May redeem in part or whole upon 6th anniversary of investment and each anniversary of that date thereafter May exchange for Series A-1 pursuant to this offering at a later date No fees

Greystone Housing Impact Investors LP Partnership Details as of December 31, 2022 Symbol (NYSE) GHI Most recent quarterly distribution* $0.67 BUC price (common) $17.40 Units outstanding 22,304,829 Market capitalization $388.1 million 52-week range of BUC price $16.53 - $20.85 Total assets $1.57 billion Ratio of debt to total assets at par and cost 73% Greystone Housing Impact Investors LP (NYSE:GHI) (formerly America First Multifamily Investors, L.P.; the "Partnership") was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the initial purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential properties.   We expect and believe the interest received on our mortgage revenue bonds is excludable from gross income for Federal income tax purposes. We may also make other investments in accordance with the Second Amended and Restated Agreement of Limited Partnership dated December 5, 2022. The majority of the Partnership’s invested assets will be CRA-eligible investments, as determined by its General Partner. * The distribution includes the regular quarterly cash distribution of $0.37 per outstanding BUC, plus a supplemental distribution of $0.10 per BUC, and a supplemental distribution payable in the form of additional BUCs equal to $0.20 per BUC. The supplemental BUC distribution was paid at a ratio of 0.0105 BUCs for each issued and outstanding BUC as of the record date.

The Partnership – Illustrative Structure The Partnership was formed for the primary purpose of acquiring, holding, selling, and managing a portfolio of mortgage revenue bonds issued to provide construction and/or permanent financing of multifamily residential properties. $1.57 billion portfolio generates primarily interest and amortization for the Partnership. The Partnership pays management fees and operating expenses. The Partnership uses prudent levels of leverage to optimize fund returns. the Partnership is approximately 73% levered, of which 25% of debt is fixed rate on fixed rate assets, 37% is variable rate debt on variable rate assets and 22% is hedged variable rate debt on fixed rate assets, leaving just 16% of variable rate debt on fixed rate assets. Preferred Units are senior in distribution & liquidation to the General Partner and BUC capital. The Preferred Units receive CRA allocation to specific requested Community Development Investments. $388.1 million of market cap equity as beneficial unit certificates (BUCs) listed on the NYSE. Holders receive quarterly distributions.

Allocable Community Development Investments States with Allocable Community Development Investments As of December 31, 2022 the Partnership has over $1.08 billion of Community Development Investments available for allocation to Preferred Unit holders. State CDI Available for Allocation CA 206,607,923 CO 57,330,000 FL 40,893,040 GA 44,943,073 IL 7,351,468 IN 5,220,000 LA 11,500,000 MN 166,473,896 MS 6,900,000 NC 10,315,000 NM 24,900,000 SC 138,717,000 TN 11,581,925 TX 342,920,520 WA 9,850,000 Total $1,085,503,845

Preferred Units Distribution Coverage Ratio The Partnership believes that Net Income and Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary for understanding its operating results.  The Partnership’s Net Income and CAD over the last six years has generated significant coverage for the distributions to the Series A Preferred Unit holders and shown strong earnings through market cycles. © 2022 Greystone & Co. II LLC. Confidential. All rights reserved. Series A/A-1 Preferred Units Distribution Coverage Ratio Year Net Income ($US) CAD1 Preferred Units Distribution & Accretion Full CAD2 Series A/A-1 Preferred Units Distribution3 Net Income CAD 2016 23,784,507 30,204,080 583,407 30,787,487 2,835,000 8.4X 10.9X 2017 30,591,198 36,098,781 1,982,538 38,081,319 2,835,000 10.8X 13.4X 2018 41,139,529 43,567,768 2,871,050 46,438,818 2,835,000 14.5X 16.4X 2019 30,492,151 34,388,377 2,871,051 37,259,428 2,835,000 10.8X 13.1X 2020 7,208,828 15,766,220 2,871,051 18,637,271 2,835,000 2.5X 6.6X 2021 38,099,488 39,666,322 2,871,051 42,537,373 2,835,000 13.4X 15.0X 2022 65,562,166 53,360,968 2,866,625 56,227,593 2,835,000 23.1X 19.8X Three Year Average (2020-2022) 13.0X 13.8X Five Year Average (2018-2022) 12.9X 14.2X Assumptions: Please see Addendum C: Cash Available for Distribution Calculations for a reconciliation of CAD to its most directly comparable GAAP measure. Full CAD calculated by adding back Preferred Unit Distributions & Accretion to CAD. Assumes issuance of $94,500,000 of Series A Preferred Units as if outstanding over entire period.

Interest Rate Sensitivity Analysis The management team seeks the optimization of Fixed versus Variable rate leverage based upon the current and projected interest rate market. The sensitivity analysis represents the change over the next 12 months assuming an immediate shift in rates and management does not adjust its strategy in response. The seniority of the Preferred Units further reduces impact from changes in interest rates. Description -25 bps +50 bps +100 bps +150 bps +200 bps Tender Option Bond debt financing $1,095,473 ($2,190,947) ($4,381,893) ($6,572,840) ($8,763,787) Tax Exempt Bond Securitization debt financing 125,580 (251,160) (502,320) (753,480) (1,004,640) Other investment financings (194,490) 388,980 777,960 1,166,939 1,555,919 Variable rate investments (904,407) 1,808,813 3,617,626 5,426,440 7,235,253 Total $122,156 ($244,314) ($488,627) ($732,941) ($977,255) Per BUC Impact $0.005 ($0.011) ($0.022) ($0.033) ($0.043) Please Note: The interest rate sensitivity table above (the “Table”) represents the change in interest income from investments, net of interest on debt and settlement payments for interest rate derivatives over the next twelve months, assuming an immediate parallel shift in the LIBOR yield curve and the resulting implied forward rates are realized as a component of this shift in the curve. Assumptions include anticipated interest rates, relationships between interest rate indices and outstanding investments, liabilities and interest rate derivative positions. No assurance can be made that the assumptions included in the Table presented herein will occur or that other events will not occur that will affect the outcomes of the analysis. Furthermore, the results included in the Table assume the Partnership does not act to change its sensitivity to the movement in interest rates. As the above information incorporates only those material positions or exposures that existed as of December 31, 2022, it does not consider those exposures or positions that could arise after that date. The ultimate economic impact of these market risks will depend on the exposures that arise during the period, our risk mitigation strategies at that time and the overall business and economic environment. “Per BUC Impact” - The net interest income change per BUC calculated based on 22,538,878 BUCs outstanding as of January 31, 2023.

Community Development Investments The Partnership has over $1.08 billion in Community Development Investments (“CDI”) available for allocation as of December 31, 2022 The majority of the Partnership invested assets are eligible CDIs under the Community Reinvestment Act (“CRA”) CRA Majority of Invested Assets Certification provided at close. Annual CRA Majority of Invested Assets Certification provided thereafter. The General Partner determines CDI’s where the majority of underlying units are restricted to those earning up to 80% of Area Median Income (“AMI”) Low Income Housing Tax Credit multifamily housing. 501(c)(3) Income Restricted multifamily housing. A Preferred Unit investment has CDI specific allocations while also providing diversified risk across a portfolio Equity allocated to specific CDI(s) for reporting purposes. Strict control of CRA allocations to ensure no overlap. Fund portfolio spreads economic risk Regulatory approval received by Preferred Unit Investors Illustrative transactions Bruton Apartments Dallas, TX $18.14 Million Senior Bond 100% @ 60% AMI Seasons At Simi Valley Simi Valley, CA $4.4 Million Senior Bond 40% @ 40% & 60% @ 50% AMI Vineyard Gardens Apartments Oxnard, CA $4.0 Million Senior Bond 100% @ 50% AMI

APPENDIX

The Management Team We approach multifamily real estate as long-term owners and managers. Based in Omaha, Nebraska, the core team of real estate professionals executes the Partnership’s fundamental long-term strategy. Our in-depth knowledge of the industry, from development to property management, combined with our proven and verifiable track record of success, is a testament of the commitment and dedication we bring to each property. The General Partner that manages the Partnership’s operations is a wholly owned subsidiary of Greystone. Key features of each of our real estate investments includes: Preservation of capital. Predictable current cash distributions/yields. Potential for enhanced yield/capital appreciation. Expertise Multifamily Ownership Affordable Housing Seniors and Skilled Nursing Facilities Multifamily Property Management Student Housing

Greystone – Company Highlights © 2023 Greystone & Co. II LLC. Confidential. All rights reserved. *For HUD’s 2022 fiscal year. Based upon combined firm commitments received by Greystone Funding Company LLC and Greystone Servicing Company LLC and excludes risk sharing and hospital loans. ** Primary and Special Servicing combined

Summary of Terms: Series A-1 Preferred Units © 2022 Greystone & Co. II LLC. Confidential. All rights reserved. ISSUER Greystone Housing Impact Investors, L.P., a Delaware limited partnership. (NYSE: GHI) SECURITIES TO BE EXCHANGED Up to 9,450,000 Series A-1 Preferred Units, representing limited partnership interests in the Partnership EXCHANGE AMOUNT In part or in whole RATE 3.0% Fixed rate, non-cumulative distribution paid quarterly. INVESTOR OPTIONAL REDEMPTION Can put all, or in part, at par plus any accrued and unpaid distribution: Upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter; If the ratio between the BUCs market capitalization and aggregate Series A/A-1 Preferred Units falls below 1:1 for 15 consecutive business days. ISSUER OPTIONS Issuer has the option to call all, or in part, upon the sixth (6th) anniversary of the initial investment and each anniversary thereafter. DISTRIBUTION AND LIQUIDATION PREFERENCE Senior to BUCs and on parity with the Series A Preferred Units INVESTED ASSETS The Partnership represents that the majority of its invested assets, as determined by its General Partner, will be CRA-eligible investments. RIGHTS Non-voting, non-convertible, no registration rights CRA ALLOCATION Community Development Investment Specific Allocation with Portfolio Diversification FUND CRA CRA Certificate of Majority of Invested Assets at close, annually thereafter FEES None

Addendum A Greystone Housing Impact Investors LP – Ownership Diagram Beneficial Unit Certificates (“BUCs”) represent Limited Partnership Interests in Greystone Housing Impact Investors LP that are credited to the initial Limited Partner and whose rights are irrevocably assigned to the BUC Holders. Greystone AF Manager LLC America First Capital Associates, L.P. Two (“AFCA 2” or the “General Partner) Greystone Housing Impact Investors LP (NYSE: GHI) Limited Partnership Interests Preferred Units Series A, Series A-1 & Series B Greystone AF Holdings LLC Greystone ILP, inc. (The “initial limited partner”) Beneficial Unit Certificate (“BUC”) Holders 100% owned 99% owned Limited Partnership Interests (1) 99.99% owned .01% owned 1% owned Portfolio of Investments

Addendum B Community Development Investments Q1 2016 – Q4 2022 Community Development Investment Project Location Deal Type County State Units Companion at Thornhill Apartments Lexington, SC Refinance Lexington SC 179 Concord at Williamcrest Houston TX Acquisition + Rehab Harris TX 288 Concord at Gulf Gate Houston TX Acquisition + Rehab Harris TX 288 Concord at Little York Houston TX Acquisition + Rehab Harris TX 276 Las Palmas II Coachella, CA Acquisition + Rehab Riverside CA 81 San Vicente Townhomes Soledad, CA Acquisition + Rehab Monterey CA 50 Harmony Court Bakersfield, CA Acquisition + Rehab Kern CA 96 Summerhill Bakersfield, CA Acquisition + Rehab Kern CA 128 Madera Family Madera, CA Acquisition + Rehab Madera CA 75 Courtyard Fullerton, CA Acquisition + Rehab Orange CA 108 Seasons San Juan Capistrano San Juan Capistrano, CA Acquisition + Rehab Orange CA 112 Seasons Lakewood Lakewood, CA Acquisition + Rehab Los Angeles CA 85 Oaks at Georgetown Georgetown, TX Acquisition + Rehab Williamson TX 192 Harmony Terrace Simi Valley, CA Acquisition + Rehab Ventura CA 136 Avistar at Copperfield Houston, TX Acquisition + Rehab Harris TX 192 Avistar at Wilcrest Houston, TX Acquisition + Rehab Harris TX 88 Avistar at Wood Hollow Austin, TX Acquisition + Rehab Travis TX 409 Montecito at Williams Ranch Salinas, CA Acquisition + Rehab Monterey CA 132 Village at River's Edge Columbia, SC New Construction Richland SC 124 Vineyard Gardens Oxnard, CA Acquisition + Rehab Ventura CA 62 South Pointe Hanahan, SC Acquisition + Rehab Berkeley SC 256 Rosewood Goose Creek, SC Acquisition + Rehab Berkeley SC 100 Solano Vista Vallejo, CA Acquisition + Rehab Solano CA 96

Addendum B (continued) Community Development Investments Q1 2016 – Q4 2022 Community Development Investment Project Location Deal Type County State Units Village at Avalon Albuquerque, NM New Construction Bernalillo NM 240 Gateway Village Hillsborough, NC Acquisition + Rehab Orange NC 64 Lynnhaven Durham, NC Acquisition + Rehab Durham NC 75 Montevista San Pablo, CA Acquisition + Rehab Contra Costa CA 82 Scharbauer Flats Midland, TX New Construction Midland TX 300 Oasis at Twin Lakes Roseville, MN New Construction Ramsey MN 228 Ocotillo Springs Brawley, CA New Construction Imperial CA 75 CCBA Senior Gardens San Diego, CA New Construction San Diego CA 45 Centennial Crossings Centennial, CO New Construction Arapahoe CO 209 Hilltop at Signal Hills West St Paul, MN New Construction Dakota MN 146 Legacy Commons at Signal Hills West St Paul, MN New Construction Dakota MN 247 Hope on Broadway Los Angeles, CA New Construction Los Angeles CA 49 Hope on Avalon Los Angeles, CA New Construction Los Angeles CA 88 Jackson Manor Apartments Jackson, MS Acquisition + Rehab Hinds MS 60 Osprey Village Kissimmee, FL New Construction Osceola FL 383 Willow Place Apartments McDonough, GA New Construction Henry GA 182 Anaheim & Walnut Long Beach, CA Acquisition + Rehab Los Angeles CA 88 Residency at the Mayer Hollywood, CA Acquisition + Rehab Los Angeles CA 79 Lutheran Gardens Apartments Compton, CA Acquisition + Rehab Los Angeles CA 76 Residency at the Entrepreneur Hollywood, CA New Construction Los Angeles CA 200 Magnolia Heights Covington, GA New Construction Newton GA 200

Addendum B (continued) Community Development Investments Q1 2016 – Q4 2022 Community Development Investment Project Location Deal Type County State Units Poppy Grove I Elk Grove, CA New Construction Sacramento CA 147 Poppy Grove II Elk Grove, CA New Construction Sacramento CA 82 Poppy Grove III Elk Grove, CA New Construction Sacramento CA 158 Park at Sondrio Greenville, SC Acquisition + Rehab Greenville SC 271 Park at Vietti Spartanburg, SC Acquisition + Rehab Spartanburg SC 204 The Residency at Empire Burbank, CA New Construction Los Angeles CA 148 TOTAL 7,679

Addendum C Cash Available for Distribution Calculation The Partnership believes that Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. To calculate CAD, the Partnership begins with net income as computed in accordance with GAAP and adjusts for non-cash expenses consisting of depreciation expense, amortization expense related to deferred financing costs, amortization of premiums and discounts, non-cash interest rate derivative expense or income, provisions for credit and loan losses, impairments on MRBs, governmental issuer loans, Public housing Capital Fund Trust Certificates, real estate assets and property loans, deferred income tax expense (benefit) and restricted unit compensation expense. The Partnership also deducts Tier 2 income allocable to the General Partner as defined in the Partnership Agreement and distributions and accretion for the Preferred Units. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Partnership considers CAD to be a useful measure of the Partnership’s operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP. The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the years ended December 31, 2022, 2021, 2020, 2019, 2018, 2017 and 2016. For the Years Ended December 31, 2022 2021 2020 2019 2018 2017 2016 Net Income $65,562,166 $38,099,488 $7,208,828 $30,492,151 $41,139,529 $30,591,198 $23,784,507 Change in fair value of derivatives (7,239,736) (23,214) (116,899) 499,835 (724,579) 240,091 (17,618) Depreciation and amortization expense 2,717,415 2,732,922 2,810,073 3,091,417 3,556,265 5,212,859 6,862,530 Provision for credit loss - 1,856,893 7,318,590 - - - - Provision for loan loss - 444,302 911,232 - - - - Impairment of securities - - - - 1,141,020 761,960 - Impairment charge on real estate assets - - 25,200 75,000 150,000 - 61,506 Realized impairment of securities (5,712,230) (1,902,979) - - - - Realized provision for loan loss (593,000) - - - - - - Reversal of impairment charge on real estate assets - (250,200) - - - - - Amortization of deferred financing costs 2,537,186 1,209,837 1,450,398 1,713,534 1,673,044 2,324,535 1,862,509 Restricted unit compensation expense 1,531,622 1,277,694 1,017,938 3,636,091 1,822,525 1,615,242 833,142 Deferred income taxes (45,056) (89,055) (105,920) (149,874) (242,235) (400,000) 366,000 Redeemable Preferred Unit distributions and accretion (2,866,625) (2,871,051) (2,871,051) (2,871,051) (2,871,050) (1,982,538) (583,407) Tier 2 (Income) Loss allocable to the General Partner (3,242,365) (2,649,242) 80,501 (2,018,202) (2,062,118) (1,994,518) (2,858,650) Recovery of prior credit loss (57,124) - - - - - - Bond premium, discount and origination fee amortization, net of cash received 768,715 (72,052) (59,691) (80,524) (14,633) (270,048) (106,439) Total CAD $53,360,968 $39,666,322 $15,766,220 $34,388,377 $43,567,768 $36,098,781 $30,204,080